UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

WORTHINGTON INDUSTRIES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	1-8399	31-1189815

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
[a]aa[a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a][a] [a]aa[a][a]
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 438-3210

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Effective December 17, 2004, Worthington Industries, Inc. (the “Company”) issued $100 million aggregate principal amount of unsecured Floating Rate Senior Notes due December 17, 2014 (the “Notes”) through a private placement arranged by Wachovia Capital Markets, LLC and Scotia Capital (USA) Inc. The Notes were sold to Allstate Life Insurance Company ($47 million principal amount), Connecticut General Life Insurance Company ($30 million aggregate principal amount), United of Omaha Life Insurance Company ($13 million principal amount) and Principal Life Insurance Company ($10 million principal amount) (collectively, the “Purchasers”) pursuant to the terms of a Note Purchase Agreement, dated December 17, 2004 (the “Purchase Agreement”), a copy of which is filed with this Current Report on Form 8-K as Exhibit 4.l and incorporated herein by reference. A form of the Notes is also filed as Exhibit 4.2 and incorporated herein by reference. Wachovia Capital Markets, LLC and Scotia Capital (USA) Inc. received placement fees.

The Notes mature on December 17, 2014 and bear interest at a variable rate spread over six-month LIBOR of 80 basis points. A description of the material terms of the Purchase Agreement and the Notes issued thereunder is set forth below under Item 2.03 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 1.01. The Notes provide long-term financing for the Company’s recent acquisition of the propane and specialty gas cylinder assets of Western Industries, Inc. and other strategic initiatives.

In anticipation of the issuance of the Notes, the Company executed an interest rate swap with PNC National Bank, N.A. effective December 17, 2004 to convert the floating rate obligation to an effective fixed rate of 5.26%.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 17, 2004, the Company sold to the Purchasers through a private placement (the “Private Placement”) $100 million in aggregate principal amount of Notes, in a transaction exempt from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). Each Purchaser represented that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

The Company issued the Notes at a purchase price of 100% of their principal amount. The Notes bear interest at a variable rate spread over six-month LIBOR of 80 basis points.

The entire unpaid principal amount of the Notes is due and payable on December 17, 2014. The Company may, at its option, prepay the Notes at any time after December 17, 2006 at 100% of the principal amount so prepaid, plus a LIBOR breakage amount (unless the date specified for prepayment is a regularly scheduled interest payment date) and a premium amount of 1% of the principal amount of the Notes prepaid if the prepayment occurs during the period from December 17, 2006 through December 17, 2007.

The terms of the Purchase Agreement provide for customary representations and warranties. Pursuant to the Purchase Agreement, the Company must comply with certain affirmative and negative covenants similar to those contained in its Five-Year Revolving Credit Agreement, dated as of May 10, 2002, as amended. The negative covenants include limitations on indebtedness of restricted subsidiaries; liens; investments in third parties; mergers or consolidations with or into third parties; dispositions of significant assets; changes in the nature of business conducted; transactions with affiliates; and burdensome agreements. The Purchase Agreement also requires the Company maintain a specified leverage ratio and ratio of consolidated indebtedness to capitalization.

The terms of the Purchase Agreement include customary Events of Default such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, or the failure to observe the covenants in the Purchase Agreement. If an Event of Default (as defined in the Purchase Agreement) occurs, among other remedies, the Notes may become immediately due and payable.

The description set forth above and in Item 1.01 of this Current Report on Form 8-K is qualified in its entirety by reference to the terms of the Purchase Agreement and the form of Note as filed herewith as Exhibits 4.1 and 4.2, respectively.

In anticipation of the issuance of the Notes, the Company executed an interest rate swap with PNC National Bank, N.A. effective December 17, 2004 to convert the floating rate obligation to an effective fixed rate of 5.26%.

Section 8 – Other Events

Item 8.01. Other Events.

On December 20, 2004, the Company issued a News Release announcing the Private Placement of the $100 million aggregate principal amount of Notes. A copy of that News Release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)-(b) Not applicable.

(c) Exhibits:

Exhibit No.	Description
4.l	Note Purchase Agreement, dated December 17, 2004, between Worthington Industries, Inc. and Allstate Life Insurance Company, Connecticut General Life Insurance Company, United of Omaha Life Insurance Company and Principal Life Insurance Company (collectively, the “Purchasers”)

4.2	Form of Floating Rate Senior Note due December 17, 2014

99.1	Press Release issued by Worthington Industries, Inc. dated December 20, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.
	By:	/s/Dale T. Brinkman

Date: December 20, 2004		Dale T. Brinkman, Vice President- Administration, General Counsel & Secretary

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